Exhibit 23



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-41995 of Halifax Corporation on Form S-8 pertaining to the Halifax Corporation 1994 Key Employee Stock Option Plan and Non-Employee Directors Stock Option Plan of our report dated June 15, 2000 (July 5, 2000 as to Note 6), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to discontinued operations), appearing in this Annual Report on Form 10-K of Halifax Corporation for the year ended March 31, 2000.

/s/DELOITTE & TOUCHE LLP

McLean, VA
July 11, 2000